For internal use only February 2005 Benjamin Franklin Bancorp, Inc Simultaneous Conversion with Acquisition

This presentation is for informational purposes only and does not constitute an offer to sell shares of common stock of Benjamin Franklin Bancorp, Inc.

Forward looking Statements This presentation contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to changes in market interest, rates, loan prepayment rates, general economic conditions, legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, and loan, deposit and investment products in the Company's local markets; changes in accounting principles and guidelines; war or terrorist activities; the ability to successfully integrate the Chart Bank franchise and retain its customers, and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing and services. The Company disclaims any intent or obligation to update forward-looking statements, whether in response to new information, future events or otherwise. Please refer to the Prospectus dated February 11, 2005 for further information about "Risk Factors" that may affect the Company's actual future results.

Corporate overview

Established in 1871 as a Massachusetts-chartered savings bank MHC formed in 1996 Headquartered in Franklin, Massachusetts Provides products and services through 6 branch offices located in Norfolk and Worcester Counties. Total assets of $517.4 million, net loans of $383.4 million, deposits of $396.5 million, and retained earnings of $31.3 million at December 31, 2004 Corporate Overview - Benjamin Franklin

Formed in 1985 as a Massachusetts cooperative bank Headquartered in Waltham, Massachusetts Provides commercial bank products and services through three branch offices located in Waltham and Newton, Massachusetts Through subsidiary Creative Strategic Solutions, Inc. (CSSI), provides cash to independently owned and operated ATM machines and cash management services to a nationwide customer base Total assets of $258.3 million, net loans of $176.5 million, deposits of $208.7 million, and stockholders equity of $17.8 million at December 31, 2004 Corporate Overview - Chart Bank

Offering Overview Benjamin Franklin Bancorp is offering between 4.25 million and 5.75 million shares at $10.00 per share. This range can be increased by 15%, or up to 6.61 million shares. The shares are being offered in a Subscription Offering to certain Benjamin Franklin Bank depositors, tax qualified employee benefit plans, employees and senior officers. In connection with the conversion, Benjamin Franklin Bancorp will also contribute between $3.4 and $4.0 million in stock to a Charitable Foundation. The range of shares for sale is determined by an independent appraisal. On November 26, 2004, RP Financial determined that the company's post-conversion market value (including the effects of the acquisition) to be between $69.9 million and $85.5 million at the maximum for the offering range. The appraisal will be updated at the conclusion of the Offering period.

Reasons for the Conversion Provide capital and the form of consideration necessary to acquire Chart Bank Expand branch network into Middlesex County, MA and increase commercial loan portfolio Transitions Ben Franklin to a more commercial bank-like entity Expand our lending and deposit-gathering activities with broader footprint through Massachusetts Enhance and develop new products and services Structure and finance further expansion and diversification of our operations, including the potential acquisitions of other financial institutions and/or funding of de novo branching activities Improve overall competitive and market share positions

Overview of Benjamin Franklin, Chart Bank and the Combined Entity

Economics of the Transaction - Merger Overview Chart Bank will be merged into Benjamin Franklin Bank Six directors from Chart Bank will join both the Benjamin Franklin Bancorp and Benjamin Franklin Bank Boards of Directors The acquisition is conditioned on the completion of Ben Franklin's mutual to stock conversion There is a $2.3 million break up fee

Expanded Market Area

Market Share Analysis Massachusetts Norfolk, Middlesex, and Worcester Counties

Franklin & Waltham Market Share Analysis

Market Area Demographics Median household income and projected five year growth in Norfolk and Middlesex counties significantly higher than in the state of Massachusetts.

Benjamin Franklin - Experienced Management Team

Benjamin Franklin - Asset Growth Total Assets (in thousands) Period under new management

Total Net Loans (in thousands) CAGR: 21.0% Period under new management Benjamin Franklin - Net Loan Growth

Total Deposits (in thousands) Benjamin Franklin - Deposit Growth Period under new management

Pro Forma Financials

Loan Composition At September 30, 2004 Benjamin Franklin Pro Forma Transitioning loan portfolio: More commercial bank-like business mix

Deposit Mix Benjamin Franklin Pro Forma At September 30, 2004

Post Conversion & Acquisition - Business Strategy Continue our commitment to communities we serve by maintaining our high level of customer service Increase loan assets and transition loan mix to a more commercially oriented portfolio Maintain strong asset quality Increase deposit market share in the markets we serve Expand our banking franchises through de novo branching and possibly whole-bank or branch acquisitions Increase non-interest income Improve operating efficiency and cost control

Likely cost savings in the range of 23-26% of Chart Bank non- interest expenses. Represents approximately $1.7 million to $1.9 million in savings. Employee compensation and data processing represent the majority of savings However, primary focus will be on capital deployment through franchise growth: Core deposit growth through de novo branching estimate minimum of one new branch per year over the next three years; Loan growth with a commercial focus Leverage existing expertise - enhanced by investments in new lending staff; Focus on non-interest income potential particularly within CSSI division. Expected Synergies, Growth and Revenue Enhancement Opportunities

Key Financial Objectives by the end of 2006 (assumes the adjusted maximum of the offering range is sold in the offering) Cash Return on Tangible Equity: 7.65% Return on Average Equity: 3.94% Cash Return on Tangible Assets: 0.72% Return on Average Assets: 0.51%

Stock Offering Overview

Offering Summary At or for the Nine Months Ended September 30, 2004

Peer Group Comparison

Investment Attributes Strategically positioned institution in a demographically attractive market area Strong new management Vast experience in banking industry and broad client relationships in market area Growing company transitioning from a traditional thrift business model to a more commercial bank-like business mix Acquisition of Chart will position Ben Franklin to increase commercial loan portfolio and diversify non interest income Strong asset quality Well-capitalized Stock is attractively priced

Tentative Timing February 18, 2005: Mailings to eligible depositors February 22, 2005 Offering period started 10:00am March 17, 2005: Subscription Offering Concludes Late March / Early April 2005: Anticipated close of the conversion and acquisition, shares trade

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